Filed Pursuant to Rule 424(b)(3)
Registration No. 333-42555

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED JUNE 1, 1998

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

Class A Common Stock

     This prospectus supplement supplements the prospectus, dated June 1, 1998, of Advanced Environmental Recycling Technologies, Inc., relating to the sale by certain of our stockholders of up to 7,075,676 shares of Class A Common Stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

     The following table reflects the transfer by Bruno Guazzoni of Consulting Warrants exercisable for 2,253,784 shares of Class A Common Stock initially registered for resale pursuant to this prospectus to certain of his affiliates, all of whom were already listed in the prospectus as selling stockholders.

					Shares Beneficially	% Beneficially
					Owned Following	Owned Following
Name and Address(2) of the	Number of Shares		Number of Shares to		Completion of	Completion of
Selling Stockholder	Beneficially Owned		be Offered		Offering(1)	Offering(1)
Zanett Lombardier, Ltd. (2)	2,680,395	(4)	1,853,784	(4)	826,611	2.4%
Harlow Enterprises, Inc. (2)	119,000	(5)	100,000	(5)	19,000	*
Parkland Limited (2)	238,963	(6)	100,000	(6)	138,963	*
Heriot Holdings, Ltd. (2)	299,963	(7)	200,000	(7)	99,963	*

*Less than 1%.

(1)	Assumes the sale of all Shares offered hereby.

(2)	Address: c/o The Zanett Securities Corporation, 135 E. 57th St., 15th Floor, New York, NY 10022

(3)	Except under certain circumstances, none of such Selling Stockholders is entitled to exercise Consulting Warrants or Private Placement Warrants, as applicable, to the extent that such exercise would cause the Selling Stockholder to beneficially own more than 4.99% of the total outstanding Common Stock of the Company. Therefore the number of shares set forth herein and which a Selling Stockholder may sell pursuant to this prospectus may exceed the number of shares such Selling Stockholder may be deemed to beneficially own as determined pursuant to Section 13(d) of the Exchange Act.

(4)	Beneficially owns 2,680,395 shares as of the date of this prospectus supplement. The number of shares to be offered represents:

•	up to 600,000 shares that were acquired upon exercise of Consulting Warrants originally issued October 30, 1997 to Bruno Guazzoni, an affiliate, and subsequently transferred to Zanett Lombardier, Ltd.

•	up to 1,253,784 Consulting Warrant shares that may be acquired upon exercise of consulting warrants originally issued February 5, 1998 to Bruno Guazzoni, and subsequently transferred to Zanett Lombardier, Ltd.

(5)	Beneficially owns 119,000 shares as of the date of this prospectus supplement. The number of shares to be offered represents up to 100,000 shares that were acquired upon exercise of Consulting Warrants originally issued October 30, 1997 to Bruno Guazzoni, an affiliate, and subsequently transferred to Harlow Enterprises, Inc.

(6)	Beneficially owns 238,963 shares as of the date of this prospectus supplement. The number of shares to be offered represents up to 100,000 shares that were acquired upon exercise of Consulting Warrants originally issued October 30, 1997 to Bruno Guazzoni, an affiliate, and subsequently transferred to Parkland Limited.

(7)	Beneficially owns 299,963 shares as of the date of this prospectus supplement. The number of shares to be offered represents up to 200,000 shares that may be acquired upon exercise of Consulting Warrants originally issued April 6, 1998 to Bruno Guazzoni, an affiliate, and subsequently transferred to Heriot Holdings, Ltd.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is February 10, 2005.